UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2015

AMERICAN NATIONAL BANKSHARES INC.

(Exact name of registrant as specified in its charter)

Virginia	0-12820	54-1284688
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

628 Main Street

Danville, Virginia 24541

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (434) 792-5111

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On January 1, 2015, American National Bankshares Inc. (“American National”) completed its acquisition of MainStreet BankShares, Inc. (“MainStreet”). The merger of MainStreet with and into American National (the “Merger”) was effected pursuant to the terms and conditions of the Agreement and Plan of Reorganization, dated as of August 24, 2014, between American National and MainStreet, and a related Plan of Merger (together, the “Merger Agreement”). Immediately after the Merger, Franklin Community Bank, N.A., MainStreet’s wholly-owned bank subsidiary, merged with and into American National Bank and Trust Company (“American National Bank”), American National’s wholly-owned bank subsidiary.

Pursuant to the Merger Agreement, holders of shares of MainStreet common stock have a right to receive $3.46 in cash and 0.482 shares of American National common stock for each share of MainStreet common stock held immediately prior to the effective date of the Merger, plus cash in lieu of fractional shares. Each option to purchase shares of MainStreet common stock that was outstanding immediately prior to the effective date of the Merger vested upon the Merger and was converted into an option to purchase shares of American National common stock, adjusted based on a 0.643 exchange ratio. Each share of American National common stock outstanding immediately prior to the Merger remained outstanding and was unaffected by the Merger. The cash portion of the merger consideration was funded through a cash dividend of $6 million from American National Bank to American National, and no borrowing was incurred by American National or American National Bank in connection with the Merger.

This description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference to Exhibit 2.1 to this report. A copy of the press release announcing the completion of the Merger is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Merger Agreement and effective as of the date of the Merger, Joel R. Shepherd, the former Chairman of the board of directors of MainStreet, was appointed to American National’s board of directors. He will serve until the 2015 annual meeting of shareholders of American National, at which time he will be nominated for election to the board to serve in one of three classes to which he will be assigned. As of the date of this report, Mr. Shepherd has not been appointed to any committee of American National’s board of directors. Mr. Shepherd was also appointed to American National Bank’s board of directors effective as of the date of the Merger.

Mr. Shepherd will receive the same monthly retainer and other board fees payable to American National’s other non-employee board members. In 2014, directors of American National received a monthly retainer in the form of either (i) $1,250 in cash, (ii) shares of restricted stock with a market value of $1,562.50, or (iii) a combination of $450 in cash and shares of restricted stock with a market value of $1,000. In addition, the attendance fee for each meeting of a committee of American National’s board of directors or meeting of American National Bank’s board of directors is $600 in cash or restricted stock with a market value of $750.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Pursuant to the Merger Agreement and effective as of the date of the Merger, American National amended its Bylaws to increase the number of directors on its board from 13 to 14 directors. A copy of the Bylaws of American National, as amended, is attached as Exhibit 3.2 to this report and is incorporated herein by reference.

See Item 5.02 of this report for information on the director appointed to American National’s board of directors.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

2.1	Agreement and Plan of Reorganization, dated as of August 24, 2014, between American National Bankshares Inc. and MainStreet BankShares, Inc. (incorporated by reference to Exhibit 2.1 to American National Bankshares Inc.’s Current Report on Form 8-K filed on August 28, 2014).

3.2	Bylaws of American National Bankshares Inc., as amended.

99.1	Press release, dated January 2, 2015, announcing the completion of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American National Bankshares Inc. (Registrant)

Date: January 5, 2015	By:	/s/ William W. Traynham, Jr.
William W. Traynham, Jr.
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

2.1	Agreement and Plan of Reorganization, dated as of August 24, 2014, between American National Bankshares Inc. and MainStreet BankShares, Inc. (incorporated by reference to Exhibit 2.1 to American National Bankshares Inc.’s Current Report on Form 8-K filed on August 28, 2014).

3.2	Bylaws of American National Bankshares Inc., as amended.

99.1	Press release, dated January 2, 2015, announcing the completion of the Merger.